As filed with the Securities and Exchange Commission on February 3, 2009.

Registration No. 333-138620

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Meadow Valley Corporation
(Exact name of registrant as specified in its charter)

Nevada	88-0328443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4602 East Thomas Road, Phoenix, Arizona 85018
(602) 437-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley E. Larson
Chief Executive Officer
Meadow Valley Corporation
4602 East Thomas Road
Phoenix, Arizona 85018
(602) 437-5400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to: Ronald J. Lieberman, Esq. Hunton & Williams LLP Bank of America Plaza Suite 4100 600 Peachtree Street, N.E. Atlanta, Georgia 30308-2216 (404) 888-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)’

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

Meadow Valley Corporation, a Nevada corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (Registration No. 333-138620) (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), issuable pursuant to the Registration Statement.

On February 2, 2009 (the “Effective Time”), the Company consummated the merger transaction (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of July 28, 2008 (the “Merger Agreement”), among Meadow Valley Parent Corp. (f/k/a Phoenix Parent Corp.), a Delaware corporation (“Parent”), Phoenix Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.  As a result of the Merger, Merger Sub merged with and into the Company, with the Company continuing as the surviving entity.  At the Effective Time, each outstanding share of Common Stock (other than as provided for in the Merger Agreement with respect to certain shares held by executive officers of the Company) was cancelled and converted into the right to receive $11.25 in cash, without interest.  As a result of the Merger, the Common Stock ceased to trade on the NASDAQ Capital Market (the “NASDAQ”) and a Form 25 was filed with the Commission to delist the Common Stock from the NASDAQ.  As of the date hereof, the Common Stock has been cancelled and delisted from NASDAQ.

In connection with the transactions contemplated by the Merger Agreement, as of the Effective Time, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  Accordingly, pursuant to an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 3, 2009.

MEADOW VALLEY CORPORATION

By:	/s/ Bradley E. Larson
	Name:	Bradley E. Larson
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley E. Larson	Chief Executive Officer	February 3, 2009
Bradley E. Larson	(Principal Executive Officer)

/s/ David D. Doty	Chief Financial Officer	February 3, 2009
David D. Doty	(Principal Financial and Accounting Officer)

/s/ Ted W. Beneski	Director	February 3, 2009
Ted W. Beneski

/s/ Victor L. Vescovo	Director	February 3, 2009
Victor L. Vescovo

/s/ Conner Searcy	Director	February 3, 2009
Conner Searcy

/s/ Chris Zugaro	Director	February 3, 2009
Chris Zugaro